Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Form F-1 Registration Statement of Immuron Limited on Form F-3 (File No. 333-215204) of our report dated November 2, 2017, with respect to our audits of the consolidated financial statements of Immuron Limited as of June 30, 2017 and for the years ended June 30, 2017 and 2016 appearing in the Annual Report on Form 20-F of Immuron Limited for the year ended June 30, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Philadelphia, Pennsylvania

January 14, 2019